Exhibit 99.1
eHealth Appoints Derek N. Yung as Chief Financial Officer

MOUNTAIN VIEW, CA — June 4, 2018 — eHealth, Inc. (NASDAQ: EHTH), a leading omni-channel health insurance marketplace, announced today that Derek N. Yung has joined the company as Chief Financial Officer, effective today. Mr. Yung will oversee the company’s financial and accounting functions and report directly to CEO Scott Flanders.

Mr. Yung comes to eHealth from Hotwire, a travel services company owned by Expedia, Inc., where he served as CFO and led the company’s finance, strategy and analytics functions, and served on Expedia, Inc.’s global executive finance team.

Prior to his time at Hotwire, Mr. Yung served as CFO for Ticketfly, a live events ticketing company, leading its finance and information technology functions before and after the company was acquired by Pandora in 2015. He has also served in CFO roles for Tria Beauty and Nextag. Mr. Yung holds an MBA from the Kellogg School of Management at Northwestern University and a BS in Computer Science from Stanford University.

With Mr. Yung’s appointment, David Francis will continue in the role of Chief Operating Officer of eHealth and focus his efforts full-time on the operating and revenue functions of the business. Mr. Francis has served as Chief Financial Officer of eHealth since July 2016 and as COO since January of 2018.

“I am very pleased to welcome Derek to the eHealth team,” said eHealth CEO Scott Flanders. “He has built a strong record of successful leadership throughout his career, and we look forward to benefiting from his well-honed expertise. We continue to strengthen our executive team with leaders who are experienced in creating value in high growth companies. Derek fits squarely in this mold, and we are very happy to have him aboard.”

“eHealth has been a transformative presence in the health insurance industry since its founding, and I am proud to be a part of this chapter of the company’s growth,” said Mr. Yung. “eHealth’s mission of engaging, educating and enrolling health insurance customers in the best policy at every stage of their lives is a unique value proposition and is a mission I endorse wholeheartedly and I look forward to being part of the eHealth team.”

About eHealth

eHealth, Inc. (NASDAQ: EHTH) is a leading private online and omnichannel health insurance marketplace where individuals, families and small businesses can compare thousands of health insurance products from brand-name insurers, and purchase and enroll in coverage online and over the phone. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources, exceptional telephonic support, and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online or over the phone through Medicare.com (www.Medicare.com), eHealthMedicare.com (www.eHealthMedicare.com), goMedigap (www.goMedigap.com) and PlanPrescriber.com (www.PlanPrescriber.com).

Investor Contact:
Kate Sidorovich, CFA
Vice President, Investor Relations
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

For media inquiries, please contact:
Sande Drew
DMA Communications for eHealth, Inc.
(916) 207-7674
sande.drew@gmail.com

Lisa Zamosky
eHealth, Inc.
(650) 864-6032
lisa.zamosky@ehealth.com